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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

Commission File Number: 2-39621

CUSIP Number: 910331-10-7

(Check One):   [ ] Form 10-K    [X] Form 11-K    [ ] Form 20-F
               [ ] Form 10-Q    [ ] Form N-SAR

FOR PERIOD ENDED: December 31, 2002
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[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I
REGISTRANT INFORMATION

Full name of registrant:  United Fire & Casualty Company

Former name if applicable:

Address of principal executive office (Street and number):  118 Second Avenue SE

City, state and zip code:  Cedar Rapids, Iowa 52407



PART II
RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III
NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

THE REGISTRANT WAS UNABLE TO FILE THE FORM 11-K FOR THE FISCAL YEAR
ENDED DECEMBER 31, 2002 DUE TO COMPLICATIONS ARISING FROM DIFFUCULTY IN OBTAINING EXTERNAL INFORMATION NECESSESARY FOR OUR INDEPENDENT AUDITORS TO COMPLETE THEIR AUDIT OF THE UNITED-LAFAYETTE 401(k) PROFIT SHARING PLAN.

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PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Dianne Lyons          (319)               399-5723
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(Name)             (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).              [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                 [ ] Yes [X] No

United Fire & Casualty Company
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(Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2003                  By:  /s/ Dianne Lyons
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                                          Dianne Lyons
                                          Controller




ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)